Exhibit 21.1

SUBSIDIARIES OF THE COMPANY

	State of	Country of
	Incorporation/	Incorporation/
Company Name	Organization	Organization
International Medication Systems, Limited	California	United States of America
Armstrong Pharmaceuticals, Inc.	Massachusetts	United States of America
Amphastar Nanjing Pharmaceuticals, Co., Ltd.		China
Nanjing Letop Fine Chemistry Co., Ltd.		China
Amphastar France Pharmaceuticals, S.A.S.		France
Amphastar UK Limited		United Kingdom
International Medication Systems (UK) Limited		United Kingdom